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                                                      Exhibit 3.1


                           AMENDED AND
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                   NRG GENERATING (U.S.) INC.

      NRG Generating (U.S.) Inc. (the "Corporation"), formerly known as O'Brien Environmental Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby files this Amended and Restated Certificate of Incorporation to amend Article Four from the Amended and Restated Certificate of Incorporation filed on April 30, 1996 and to restate in its entirety its Certificate of Incorporation. The date of filing of its original Certificate of Incorporation with the Secretary of State, under its original name of O'Brien Energy Systems, Inc., was December 5, 1983. The Corporation hereby certifies as follows:

      1. This Amended and Restated Certificate of Incorporation restates the Certificate of Incorporation of the Corporation to read as set forth herein.

      2.    The  text  of  the  Certificate of  Incorporation  as
heretofore amended or supplemented is hereby corrected to properly restate in Article Four the total number of authorized shares of stock of the Corporation and is hereby further restated to read in full as follows:

           FIRST:    The name of the Corporation is:
                     NRG GENERATING (U.S.) INC.

           SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

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           THIRD:    The purpose of the Corporation is to  engage
in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: (a) The total number of shares of stock which the Corporation is authorized to issue is seventy million (70,000,000), consisting of fifty million (50,000,000) shares of common stock, having a par value of one cent ($0.01) per share and twenty million (20,000,000) shares of Preferred Stock, having a par value of one cent ($0.01) per share.

           (b) The Corporation shall not issue any nonvoting equity securities provided that this provision, which is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the United States Bankruptcy Code of 1978, as amended, shall have no force or effect beyond that required by such Section 1123(a)(6) and shall be effective only for so long as such Section 1123(a)(6) is in effect and applicable to the Corporation.

           (c) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock; and to fix the number of shares constituting such series (but not below the number of shares thereof then outstanding).

           FIFTH: (a) Except as provided below, the bylaws of the Corporation may only be made, repealed, altered, amended or rescinded by (i) the stockholders of the Corporation by the vote of the holders of not less than sixty percent (60%) of the total voting power of all outstanding shares of voting stock of the Corporation or (ii) the directors of the Corporation by

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the  vote of a majority of the entire board of directors  present at a meeting at which a quorum is present.

           (b) Section 1.7(b) (regarding action by written consent of stockholders); Section 1.11 (regarding notice of stockholder nominations and other stockholder business); Section 2.1(b) (regarding the number of directors); Section 2.10 (regarding Independent Directors); and Section 3.2 (regarding the Independent Directors committee), of the bylaws of the Corporation may only be repealed, altered, amended or rescinded by (i) the stockholders of the Corporation by a vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of voting stock of the
Corporation  or  (ii)  the directors of the  Corporation  by  the affirmative vote of no fewer than the lesser of all of the directors then in office or six (6) of the Corporation's directors; provided however, that Section 2.10 (regarding Independent Directors) and Section 3.2 (regarding the Independent Directors Committee) may be altered or amended pursuant to the provisions of subparagraph (a) of Article Fifth to the extent necessary to comply with the provisions of the applicable listing requirements of any exchange or market system over which the securities of the Corporation are to be traded.

           SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation

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shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

           SEVENTH: (a) Until April 30, 2002, (i) any attempted sale, transfer, assignment, conveyance, grant, pledge, gift or other disposition of any share or shares of stock of the Corporation (within the meaning of Section 382 of the Internal Revenue Code of 1986 (the "Code")), or any option or right to purchase such stock, as defined in the Treasury Regulations under
Section 382 of the Code, to any person or entity (or group of persons or entities acting in concert) who either directly or indirectly owns or would be treated as owning, or whose shares are or would be attributed to any person or entity who directly or indirectly owns or would be treated as owning, in either case prior to the purported transfer and after giving effect to the applicable attribution rules of the Code and applicable Treasury Regulations, 5 percent or more of the value of the outstanding stock of the Corporation or otherwise treated as a 5 percent stockholder (within the meaning of Section 382 of the Code), regardless of the percent or the value of the stock owned, shall be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee and
(ii) any attempted sale, transfer, assignment, conveyance, grant, gift, pledge or other disposition of any share of stock of the Corporation (within the meaning of Section 382 of the Code) or any option or right to purchase such stock, as defined in the Treasury Regulations under Section 382 of the Code, to any person or entity (or group of persons or entities acting in concert) not described in clause (i) who directly or indirectly would own, or whose shares would be attributed to any person or entity who directly or indirectly would own in each case as a result of the purported transfer and after giving

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effect  to  the  applicable attribution rules  of  the  Code  and applicable Treasury Regulations, 5 percent or more of the value of any of the stock of the Corporation (or otherwise treated as a 5-percent (5%) stockholder within the meaning of Section 382 of the Code), shall, as to that number of shares causing such person or entity to be a 5-percent stockholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee; provided, however, that neither of the foregoing clauses (i) and (ii) shall prevent a valid transfer if (A) the transferor obtains the written approval of the board of directors of the Corporation which approval shall not be unreasonably withheld and provides the Corporation with an opinion of counsel reasonably satisfactory to the Corporation .that (assuming, as of the date of such opinion, the full exercise of (i) all warrants issued under, and (ii) any options granted pursuant to any stock option plan of the Corporation) the transfer shall not result in an ownership change within the meaning of Section 382 of the Code and any successor thereto or (B) a tender offer, within the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the rules and regulations thereof, is made by a bona fide third-party purchaser to purchase at least sixty-six and two-thirds percent
(66-2/3%) of the issued and outstanding common stock of the Corporation and the offeror (i) agrees to effect, within ninety
(90) days of the consummation of the tender offer, a back end merger in which all non-tendering stockholders would receive the same consideration as paid in the tender offer, and (ii) has received the tender of sufficient shares to effect such merger. Without limiting or restricting in any manner the effectiveness of the foregoing provisions, the Corporation and any transferor may rely and shall be protected in relying on the Corporation's stockholder lists and stock transfer records for all purposes relating to any opinion required hereunder.

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           (b)   In  the  absence of specific board  approval,  a
purported transfer of shares in excess of the shares that can be transferred pursuant to this Article SEVENTH (the "Prohibited Shares") to the purported acquiror (the "Purported Acquiror") is not effective to transfer ownership of such Prohibited Shares. On demand by the Corporation, which demand must be made within thirty (30) days of the time the Corporation learns of the transfer of the Prohibited Shares, a Purported Acquiror must transfer any certificate or other evidence of ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions ("Distributions") that were received by the Purported Acquiror from the Corporation with respect to the Prohibited Shares, to an
agent  designated  by the Corporation (the "Agent").   The  Agent
will sell the Prohibited Shares in an arm's length transaction (over a stock exchange, if possible), and the Purported Acquiror will receive an amount of sales proceeds not in excess of the price paid or consideration surrendered by the Purported Acquiror for the Prohibited Shares (or the fair market value of the Prohibited Shares at the time of an attempted transfer to the Purported Acquiror by gift, inheritance, or a similar transfer). If the Purported Acquiror has resold the Prohibited Shares prior to receiving the Corporation's demand to surrender the Prohibited Shares to the Agent, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as an agent for the initial transferor, and shall be required to transfer to the Agent any proceeds of such sale and any Distributions.

           (c) If the initial transferor can be identified, the Agent will pay to it any sales proceeds in excess of those due to the Purported Acquiror, together with any Distributions received by the Agent. If the initial transferor cannot be identified within ninety (90) days, the Agent may pay any such amounts to a charity of its choosing. In no event shall amounts paid to the Agent inure to the benefit of the Corporation or the Agent, but such amounts may be used to

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cover expenses of the Agent in attempting to identify the initial
transferor.   If  the Purported Acquiror fails to  surrender  the
Prohibited Shares within the next thirty (30) business days  from
the   demand  by  the  Corporation,  then  the  Corporation  will
institute  legal  proceedings  to  compel  the  surrender.    The
Corporation shall be entitled to damages, including reasonable attorneys' fees and costs, from the Purported Acquiror, on account of such purported transfer.

           EIGHTH: The affirmative vote of the holders of greater than sixty-six and two thirds percent (66-2/3%) of the total voting power of all outstanding shares of voting stock of the Corporation shall be required for the approval of any proposal (1) that the Corporation merge or consolidate with any corporation, person, partnership, trust or other entity ("Entity"), or (2) that the Corporation sell or exchange all or substantially all of its assets or business, or (3) that the Corporation issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any Entity or securities issued by any Entity, and to effect such transaction the approval of stockholders of the Corporation is required by law or by any agreement between the Corporation and any national securities exchange.

          NINTH: (a) Any attempted sale, transfer, assignment, conveyance, pledge or other disposition of any share of the Corporation's common stock to any Electric Utility Interest (as defined below) shall be null and void ab initio. No employee or agent, including any independent transfer agent or registrar of this Corporation, shall be permitted to record any attempted or purported transfer made in violation of this provision, and no intended transferee of shares of this Corporation's common stock attempted to be transferred in violation of this Article NINTH shall be recognized as a holder of such shares for any purpose whatsoever, including, but not limited to, the right to vote such shares of common stock or to receive dividends or other distributions in respect thereof, if any. The transferor and any such intended transferee shall be

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deemed  to  have  appointed the corporation as  attorney-in-fact, with full power of substitution and full power and authority, in the name and on behalf of the intended transferor and transferee, to sell, assign and transfer the shares of Common Stock of the corporation attempted to be transferred in violation of this Article NINTH, and to do all lawful acts and execute all documents deemed necessary or advisable to effect such sale, assignment and transfer, in an arm's-length transaction, to another entity or person; provided that the sale, assignment and transfer to such other entity of person does not violate the provisions of this Article NINTH. The Corporation shall apply the proceeds of any such sale first, to pay the expenses of the sale; second, to pay the intended transferee on whose behalf the shares were sold, an amount equal to (i) the sum of the intended transferee's cost of such shares (inclusive of brokerage fees and expenses), plus interest on such cost at the then minimum rate of interest which would prevent interest on a non-interest bearing obligation from being imputed by the Internal Revenue Service,
less   the   amount  of  any  dividends  or  other  distributions
inadvertently paid to said intended transferee in respect of such shares, or (ii) the balance of such proceeds, whichever is less; and third, the balance of such proceeds, if any, shall be paid to
the corporation.   Notwithstanding the foregoing, the Corporation
shall not provide any proceeds to the intended transferee, if such intended transferee has received consideration from any subsequent attempted transfer.

      (b) This Corporation shall take all appropriate legal action to enforce the provisions of this Article NINTH in every case where there has been an attempted or purported transfer made in violation thereof. In taking any action hereunder, this Corporation, and its directors, officers and agents, will be fully protected in relying upon any notice, paper or other document reasonably believed by this Corporation or any such person to be genuine and sufficient, and, to the extent permitted by law, in no event shall this Corporation, or any of its directors, officers or

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agents,  be  liable  for  any  act performed  or  omitted  to  be performed hereunder in the absence of gross negligence or willful misconduct. This Corporation and each of its directors, officers and agents may consult with counsel in connection with its respective duties hereunder and, to the extent permitted by law, each shall be fully protected by any act taken, suffered or permitted in good faith in accordance with the advice of such counsel.

           (c) For purposes of this Article NINTH, the term "Electric Utility Interest" refers to an electric utility or utilities or an electric utility holding company or companies, or any affiliate of either, in each case as those terms are utilized by the Federal Energy Regulatory commission ("FERC") in regulations or orders implementing the Public Utility Regulatory Policies Act of 1978, as amended, and its successors ("PURPA"), if such entity's interest in this Corporation would be a utility interest for the purposes of 10 C.F.R. 292.206.

          (d) Whenever it is deemed by the board of directors to be prudent in protecting, preserving or obtaining for any of its projects (including projects in which this Corporation or a subsidiary has an interest, whether by ownership, lease or contract) the status of a "Qualifying Facility" (as defined under PURPA), the board of directors of this Corporation may require to be filed with this Corporation as a condition to permitting any proposed transfer, and/or the registration of any transfer, of any shares of this Corporation's common stock a statement of affidavit from any proposed transferee to the effect that such transferee is not an "Electric Utility Interest," as defined herein.

          (e) The Corporation may, at any time that the Board of Directors of the Corporation deems necessary or advisable to protect, preserve or obtain for any of its projects the status of a "Qualifying Facility", redeem any shares of its capital stock beneficially owned by any

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Electric  Utility  Interest at a redemption price  equal  to  the
"Fair Market Value" (as defined in subsection (h) below) of such shares of capital stock.

           (f) In the event the Corporation shall redeem any shares of its capital stock pursuant to subsection (e) above, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the books of the Corporation; provided, however, that no failure to mail such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of capital stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of capital stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; and (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

           (g) Notice having been mailed as aforesaid, from and after the redemption date (unless the Corporation shall fail to provide money for the payment of the redemption price of the shares called for redemption) the shares of capital stock so called for redemption shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the board of directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price.

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In  case  fewer than all of the shares represented  by  any  such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

           (h) For purposes of this Article NINTH, "Fair Market Value" shall mean the average of the closing sale prices during the 30-day period immediately preceding the redemption date of a share of capital stock of the Corporation as reported on the American Stock Exchange, Inc. (the "Amex"), or, if such stock is not then listed on the Amex, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not then listed on any such exchange, the average of the closing sale prices or closing bid quotations (whichever is higher, if both are reported) with respect to a share of such stock during the 30-day period immediately preceding the redemption date of a share of such stock on the National Association of Securities Dealers, Inc. National Market System or any system then in use, or if no such quotations are available, the fair market value on the redemption date of a share of such stock as determined by the board of directors in good faith.

           (i) The board of directors of this Corporation shall have the right to determine whether any transferee or purported transferee of shares of common stock of this corporation is an "Electric Utility Interest" and to determine whether this Corporation's projects (including projects in which this Corporation or a subsidiary has an interest, whether by ownership, lease or contract) meet the requirements for "Qualifying Facility" status under PURPA.

           (j) Nothing contained in this Article NINTH shall limit the authority of the board of directors of this Corporation to take such other action as it deems necessary or advisable to protect this Corporation and interests of its stockholders by protecting, preserving or obtaining for any of this Corporation's projects (including projects in which this Corporation or a

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subsidiary  has  an  interest, whether  by  ownership,  lease  or contract) the status of a "Qualifying Facility" under PURPA.

           (k) All certificates representing shares of this Corporation's common stock shall bear the following legend:

                The  sale, transfer, assignment, conveyance,
          pledge or other disposition of any of the shares represented by this certificate to any "Electric Utility Interest" (as hereinafter defined) is restricted in accordance with the provisions of the Certificate of Incorporation of the Corporation. For these purposes, the term "Electric Utility Interest" refers to an electric utility or utilities or an electric utility holding company or companies, or any affiliate of either, in each case as those terms are utilized by the Federal Energy Regulatory Commission ("FERC") in regulations or orders implementing the Public Utility Regulatory Policies Act of 1978, as attended, and its successors ("PURPA"), if such entity's interest in the Corporation would be
          utility   interest  for  purposes  of  10   C.F.R.
          292.206.

           TENTH: The provisions set forth in this Article TENTH and subparagraph (a) of Article FIFTH (regarding the alteration of bylaws) may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than sixty percent (60%) of the total voting power of all outstanding shares of voting stock of the Corporation.

           ELEVENTH: The provisions set forth in this Article Eleventh, in subparagraph (b) of Article FIFTH (regarding the alteration of certain bylaws) and in Article EIGHTH (regarding the greater than sixty-six and two thirds percent (66-2/3%) vote of stockholders

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

required for certain mergers or other corporate combinations), may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of voting stock of the Corporation.

           TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this
Certificate of Incorporation, in the manner now or hereafter prescribed by statute and in accordance with Articles TENTH and ELEVENTH hereof.



      IN  WITNESS  WHEREOF, this Certificate  of  Correction  and
Restated Certificate of Incorporation which restates in its entirety the provisions of the Corporation's Certificate of Incorporation, having been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, has been executed on the 8th day of January, 1997.




                         /s/ Timothy P. Hunstad
                         Timothy P. Hunstad
                         Treasurer and Chief Financial Officer


ATTEST:

/s/  Karen A. Brennan
By:  Karen Brennan
Its: Secretary